Exhibit 99.1

             Pier 1 Imports, Inc. Declares Quarterly Cash Dividend


     FORT WORTH, Texas--(BUSINESS WIRE)--June 22, 2006--Pier 1 Imports, Inc. (NYSE:PIR) announced today that its Board of Directors declared a quarterly cash dividend of $0.10 per share on the Company's outstanding shares of Common Stock.

     The $0.10 per share dividend is payable August 16, 2006, to record shareholders of the Company's outstanding Common Stock on August 2, 2006.

     Pier 1 Imports, Inc. is North America's largest specialty retailer of imported decorative home furnishings and gifts with Pier 1 Imports(R) stores in 49 states, Puerto Rico, Canada, and Mexico and Pier 1 kids(R) stores in the United States.


    CONTACT: Pier 1 Imports, Inc., Fort Worth
             Cary Turner, 817-252-8400